Exhibit 99.1

Lakeland Bancorp Announces 5% Stock Dividend

And New Stock Buyback Program

Oak Ridge, New Jersey, June 16, 2005 — Lakeland Bancorp, Inc. (NASDAQ: “LBAI”) announced today that the Board of Directors has authorized a 5% stock dividend, which will be payable on August 16, 2005 to shareholders of record as of the close of business on July 29, 2005.

The Company also announced a stock buyback program for the purchase of up to 750,000 shares of the Company’s outstanding shares over the next twelve months. Purchases may be made from time to time, in management’s discretion, in open market or privately negotiated transactions. The Company recently completed a similar program to purchase up to 500,000 shares which was announced in July 2004.

Lakeland Bancorp, the holding company for Lakeland Bank and Newton Trust Company, has total assets of $2.1 billion and forty-nine (49) offices spanning six northwestern New Jersey counties: Bergen, Essex, Morris, Passaic, Sussex and Warren. Lakeland Bank, headquartered at 250 Oak Ridge Road, Oak Ridge and Newton Trust Company headquartered at 30 Park Place, Newton, offer an extensive array of consumer and commercial products and services, including online banking, localized commercial lending teams, equipment leasing, asset based lending and 24-hour or less turnaround time on consumer loan applications. For more information about their full line of products and services, please call (973) 697-2000 or visit their website at www.lakelandbank.com.